As filed with the Securities and Exchange Commission on December 4, 2009
 File No. 333-150829

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.  6 to Registration Statement on Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HALL TEES, INC.
(Exact name of registrant as specified in its charter)

Nevada	7389	26-0875402
(State or jurisdiction of incorporation or organization)	(Primary Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

7405 Armstrong, Rowlett, Texas 75088     (214) 883-0140
(Address, including the ZIP code & telephone number, including area code of Registrant's principal executive office)

7405 Armstrong, Rowlett, Texas 75088     (214) 883-0140
 (Address of principal place of business or intended principal place of business)

William Lewis
7405 Armstrong, Rowlett, Texas 75088     (214) 883-0140
 (Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:	J Hamilton McMenamy
Law Offices of J. Hamilton McMenamy, P.C.
8222 Douglas, Suite 850
Dallas, Texas 75225
(214) 706-0938 Tel
(214) 550-8179 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|
 _______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” ”accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
_________________

Title of Each Class of ecurities to be Registered	Amount To be Registered	Proposed Offering Price Per Share (1)	Minimum/Maximum Proposed Aggregate Offering (1)	Amount of Registration Fee

Common stock, $0.001 par value
Minimum	100,000	$0.50	$50,000	$10
Maximum	1,000,000	$0.50	$500,000	$64

Total Maximum	1,000,000	$0.50	$500,000	$64

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. |X|

(1) Estimated solely for the purpose of calculating the registration fee.

Initial public offering
prospectus
Hall Tees, Inc.

Minimum of 100,000 shares of common stock, and a
Maximum of 1,000,000 shares of common stock
$0.50 per share

We are making a best efforts offering to sell common stock in our Company. The common stock will be sold by our sole officer and director, William Lewis, after the effective date of this registration statement. The offering price was determined arbitrarily and we will raise a minimum of $50,000 and a maximum of $500,000. The money we raise in this offering before the minimum amount, $50,000, is sold will be held by the Company, uncashed, in our company safe, until the minimum amount is raised at which time we will deposit them in our bank account and retain the transfer agent who will then issue the shares. The separate bank account will not be a trust account. The offering will end on June 14, 2010 and if the minimum subscription is not raised by the end of the offering period, all funds will be refunded promptly to those who subscribed for our shares, without interest. There is no minimum purchase requirement for subscribers.

The Offering:
	100, 000 shares Minimum offering		1,000,000 shares Maximum offering
	Per Share	Amount	Per Share	Amount

Public Offering Price	$0.50	$50,000	$0.50	$500,000

Offering expenses are estimated to be $16,769 if the minimum number of shares are sold, which equates to $0.08 per share, and $33,769 if the maximum number of shares are sold, which equates to $0.04 per share.

There is currently no market for our shares. We intend to work with a market maker who would then apply to have our securities quoted on the over-the-counter bulletin Board or on an exchange as soon as practicable after our offering. We will close our offering on June 14, 2010. However, it is possible that we do not get trading on the over-the-counter bulletin Board, and if we do get quoted on the bulletin board, we may not satisfy the listing requirements for an exchange, which are greater than that of the bulletin board.
____________________________

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.
_____________________________

This Prospectus is dated __________________________

PROSPECTUS SUMMARY

OUR COMPANY

We were formed as a corporation on September 13, 2007. Our executive offices are located at 7405 Armstrong, Rowlett, Texas 75088. We specialize in providing specialty printing and silk screening services and products. The funds raised in this offering will be used to further develop our business and expand into other markets.

THE OFFERING

Our sole officer and director will be selling the offering.

	Minimum	Midpoint	Maximum
Common shares offered	100,000	500,000	1,000,000
Common shares outstanding before this offering	7,000,000	7,000,000	7,000,000
Total shares outstanding after this offering	7,100,000	7,500,000	8,000,000

Officers, directors and their affiliates will be able to purchase shares in this offering but are limited to 10,000 shares each or a cumulative total of ten percent of the aggregate offering sold. These sales will not count towards the minimum offering.

SUMMARY FINANCIAL DATA

              The following table sets forth certain of our summary financial information. This information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

	Unaudited Nine Months Ended Sep 30, 2009	Audited Year Ended Dec 31, 2008	Audited Period Ended Dec 31, 2007
Balance Sheet
Working Capital	$(59,459)	$(39,264)	$1,680
Total Assets	81,299	89,584	85,936
Total Liabilities	82,414	63,517	15,089
Stockholders’ Equity (Deficit)	(1,115)	26,067	70,849

Statement of Operations
Revenue	$46,436	$78,303	$13,801
Cost of Sales	16,031	17,603	1,810
Operating Expense	57,555	103,141	11,150
Other Income (Expense)	(32)	(2,339)	14
Provision for Income Taxes	0	0	(8)
Net Income (Loss)	$(27,182)	$(44,780)	$847

Income per share: Basic & Diluted	$(0.00)	$(0.01)	$(0.00)
Weighted Average Shares Outstanding	7,000,000	7,000,000	7,000,000

RISK FACTORS

 You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. We have identified all material risks known to, and anticipated by, us as of the filing of this registration statement.

We have a limited operating history, having been operating since September 2007, with minimal revenue since inception that could cause us to run out of money and close our business.

We have had minimal revenue since inception and retained deficit of $71,115 from operations as of September 30, 2009. There is not sufficient gross revenue and profit to finance our planned growth and, without additional financing as outlined in this prospectus, we could continue to experience losses in the future. Our retained deficit from operations through December 31, 2008 was $43,933. We may incur significant expenses in developing and promoting our business, and as a result, will need to generate significant revenues over and above our current revenue to achieve consistent profitability. If we are unable to achieve that profitability, your investment in our common stock may decline or become worthless.

In the first nine months of 2009 revenue was $46,436 compared to $60,549 for the same period in 2008, or a 23% reduction.  This reduction of $14,113 is due to the reduction in sales of four customers of approximately ($34,700), and primarily our largest customer, Direct Technologies.  Incremental sales to new and existing customers of approximately $20,600 partially off-set this decline (new customers, plus $25,100; existing customers, plus $3,000; lost customers, less $7,500).

Direct Technologies and new customers: In the second half of 2008 Direct Technologies payments slowed and at the end of the year we had to provide approximately $6,800 in bad debt provision.  In 2009 we made the decision to reduce our sales to Direct Technologies and in the three months ended September 30, 2009 sales were $940 versus $15,700 during the three months ended September 30, 2008, a reduction of $14,760; and in the nine months ended September 30, 2009 versus September 30, 2008, sales to Direct Technologies were $14,950 and $48,750, respectively, a decrease of $33,800.  We continue to work our contacts in the industry and our established marketing channels to off-set this reduction.  Our efforts have shown some early success as during the nine months ended September 30, 2009 we added 29 new customers totaling $25,000 and additional sales to existing customers of approximately $3,000.

There is no guarantee that Direct Technologies will rebound or that we will be able to sustain new customer growth similar to the first nine months of 2009 and therefore we may not be able to achieve the levels of revenue needed to achieve consistent profitability.

We rely on our sole officer for decisions and he may make decisions that are not in the best interest of all stockholders.

We rely on our sole officer, William Lewis, to direct the affairs of the Company and rely upon him competently operate the business. We do not have key man insurance on our sole officer and director and have no employment agreements with him. Should something happen to our sole officer, this reliance on a single person could have a material detrimental impact on our business and could cause the business to lose its place in the market, or even fail. Such events could cause the value of our stock to decline or become worthless.

Our sole officer will retain substantial control over our business after the offering and may make decisions that are not in the best interest of all stockholders.

Upon completion of this offering, our sole officer, William Lewis, will, in the aggregate, beneficially own approximately 92.14% (or 80.63% if maximum is sold) of the outstanding common stock. As a result, our sole officer will have the ability to control substantially all the matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. He will also control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of us, even if the transaction would be beneficial to other stockholders. This in turn could cause the value of our stock to decline or become worthless.

We may have to raise additional capital which may not be available or may be too costly, which, if we cannot obtain, could cause us to have to cease our operations.

Our capital requirements could be more than our operating income. As of  September 30 , 2009, and December 31, 2008, our cash balance was $6,396 and $668 respectively. We do not have sufficient cash to indefinitely sustain operating losses, but believe we can continue for twelve months without any additional funding, but upon raising the minimum amount in this offering, believe that will take us to the point that we will be able to sustain operations for at least a year if we raise no other capital. Our potential profitability depends on our ability to generate and sustain substantially higher net sales with reasonable expense levels. We may not operate on a profitable basis or that cash flow from operations will be sufficient to pay our operating costs. We anticipate that the funds raised in this offering will be sufficient to fund our planned growth for the year after we close on the offering assuming we raise the minimum amount in this offering. Thereafter, if we do not achieve profitability, we will need to raise additional capital to finance our operations. We have no current or proposed financing plans or arrangements other than this offering. We could seek additional financing through debt or equity offerings. Additional financing may not be available to us, or, if available, may be on terms unacceptable or unfavorable to us. If we need and cannot raise additional funds, further development of our business, upgrades in our technology, additions to our product lines may be delayed or postponed indefinitely; if this happens, the value of your investment could decline or become worthless.

We may not be able to compete successfully with current or future competitors because of their well established supply chains and recognized names with greater financial resources, which if we cannot overcome, could cause the value of your stock to decline or become worthless.

There are many companies who have significantly greater resources than we do who are in or could enter the market. As explained in the section of our ‘Description of Business’ under Competition, many companies have an advantage in providing the same product and services we do because of their name, years in business or resources. If these entities offer these services and products, they have advantages over us including longer operating histories and significantly greater financial resources, advertising, recognized names and other resources which they could use to their advantage. This increased competition could result in price pressure and reduced gross margins, which could harm our net sales and operating results, which in turn could cause your investment to decline and/or become worthless.

No public market for our common stock currently exists and an active trading market may never materialize, and an investor may not be able to sell their stock.

Prior to this offering, there has been no public market for our common stock. We plan work with a market maker who would then apply to have our securities quoted on the OTC Bulletin Board. In order to be quoted on the OTCBB, we must be sponsored by a participating market maker who would make the application on our behalf; at this time, we are not aware of a market maker who intends to sponsor our securities and make a market in our stock. Assuming we become quoted, an active trading market still may not develop and if an active market does not develop, the market value could decline to a value below the offering price in this prospectus. Additionally, if the market is not active or illiquid, investors may not be able to sell their securities.

If a public trading market for our common stock materializes, we will be classified as a ‘penny stock’ which has additional requirements in trading the stock, which could cause you not to be able to sell your stock.

The U.S. Securities and Exchange Commission treats stocks of certain companies as a ‘penny stock’. We are not aware of a market maker who intends to make a market in our stock, but should we be cleared to trade, we would be classified as a ‘penny stock’ which makes it harder to trade even if it is traded on an electronic exchange like the over-the-counter bulletin board. These requirements include (i) broker-dealers who sell to customers must have the buyer fill out a questionnaire, and (ii) broker-dealers may decide upon the information given by a prospective buyer whether or not the broker-dealer determines the stock is suitable for their financial position. These rules may adversely affect the ability of both the selling broker-dealer and the buying broker-dealer to trade your securities as well as the purchasers of your securities to sell them in the secondary market. These requirements may cause potential buyers to be eliminated and the market for the common stock you purchase in this offering could have no effective market to sell into, thereby causing your investment to be worthless.

Investing in a penny stock has inherent risks, affecting both brokers, buyers and sellers, which could cause the marketability of your stock to be lesser than if there were not those requirements.

When a seller of a ‘penny stock’ desires to sell, they must execute that trade through a broker. Many brokers do not deal in penny stocks, so a seller’s ability to market/sell their stock is reduced because of the number of brokers who engage in trading such stocks. Additionally, if a broker does engage in trading penny stocks, and the broker has a client who wishes to buy the stock, they must have the client fill out a number of pages of paperwork before they can execute the trade. These requirements cause a burden to some who may decide not to buy because of the additional paperwork. Thus, the marketability of your stock is less as a penny stock than as a stock listed on an exchange. This could cause your investment to be worth less liquid and investors may not be able to market their shares effectively.

Shareholders purchasing shares in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If you purchase common stock in this offering, you will experience an immediate and substantial dilution in the projected book value of the common stock from the price you pay in this initial offering. This means that if you buy stock in this offering at $0.50 per share, you will pay substantially more than our current shareholders. The following represents your dilution: (a) if the minimum of 100,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.50 to $0.00 per share and an immediate dilution to the new shareholders of $0.50 per common share; (b) if the midpoint of 500,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.50 to $0.03 per share and an immediate dilution to the new shareholders of $0.47 per common share. and (c) if the maximum of 1,000,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.50 to $0.06 per share and an immediate dilution to the new shareholders of $0.44 per common share.

Investors are not able to cancel their subscription agreements they sign, therefore losing any chance to change their minds.

Once the Company receives an investors subscription, they will not be able to cancel their subscription. The investor will therefore lose any right or opportunity to change their mind after receipt by the Company.

Our offering price of $0.50 was determined arbitrarily by our President.  Your investment may not be worth as much as the offering price because of the method of its determination.

The President arbitrarily determined the price for the offering of $0.50 per share.  As the offering price is not based on a specific calculation or metric the price has inherent risks and therefore your investment could be worth less than the offering price.

The money we raise in this offering before the minimum amount is met will be held uncashed in a company safe, and could be within reach of creditors, which if accessed, such action could cause your investment to lose value or become worthless.

The money we raise in this offering before the minimum amount of $50,000 is sold, will be held uncashed in a company safe. Although we believe that creditors would not have access to it, there is a possibility they could gain access to the funds to satisfy liabilities of the company. If such access occurred, there is a possibility that the Company would not have them to refund to the investors if the minimum offering is not raised, which could cause the investment to lose value or become worthless.

Our audit report from our auditors discloses in Note 7 to the financial statements that there is substantial doubt as to our ability to continue as a going concern, which, if true, could result in your investment becoming worth significantly less than the offering price, or possibly even causing it to become worthless.

Note 7 to our financial statements discuss a substantial doubt that we can continue as a going concern. If we are unable to continue as a going concern, we will have to close our doors or recapitalize, both of which would cause a loss of value, either through dilution or becoming worthless if we close down altogether.

FORWARD LOOKING STATEMENTS

 This prospectus contains forward looking statements. These forward looking statements are not historical facts but rather are based our current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward looking statements. In addition, the forward looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect our management's view only as of the date of this prospectus.

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USE OF PROCEEDS

The total cost of the minimum offering is estimated to be $16,769, or $33,769 if the maximum is sold  consisting primarily of legal, accounting and blue sky fees.
The following table sets forth how we anticipate using the proceeds from selling common stock in this offering, reflecting the minimum and maximum subscription amounts:

	$50,000 Minimum	$250,000 Mid-Level	$500,000 Maximum
Legal, Accounting & Printing Expense	$6,500	$15,000	$23,000
Other, Offering Expenses	10,269	10,769	10,769
Net Proceeds to Company	33,231	224,231	466,231
TOTAL	$50,000	$250,000	$500,000

The following describes each of the expense categories:
*           legal, accounting and printing expense is the estimated costs associated with this offering. As more shares are sold, we anticipate legal fees to increase due to the likelihood of investors being from other states which could result in state blue sky securities filings. Although our legal fees are not contingent on the number of shares sold, it is likely that the legal fees will increase as our attorney will charge us for these filings. Also, as more shares are sold, our printing expenses will increase.
*           other offering expenses includes SEC registration fee, blue sky fees and miscellaneous expenses with regards to this offering.

The following table sets forth how we anticipate using the net proceeds to the company:

	$50,000 Minimum	$250,000 Mid-level	$500,000 Maximum
Marketing and Promotion	$5,000	$15,500	$45,000
Equipment purchases	20,000	75,000	100,000
Software /website development	4,000	35,000	75,000
Salaries, commissions	2,000	75,000	165,000
General corporate overhead (1)	2,231	23,731	81,231
Proceeds to company	$33,231	$224,231	$466,231

(1) General Corporate overhead includes office rents, office supplies, utilities, taxes, and any other  administrative expense incurred in the normal course of business.

We do not plan to use any of the proceeds to pay off debts owed by the Company. Additionally, all amounts allocated for salaries/commissions will be for new hires and not for officers or directors of the Company.  For a more detailed discussion of the use of proceeds, reader is referred to the section of this offering titled ‘Management’s Discussion and Plan of Operation’.

DETERMINATION OF OFFERING PRICE

 The President arbitrarily determined the price for the offering of $0.50 per share.  As the offering price is not based on a specific calculation or metric the price has inherent risks and therefore your investment could be worth less than the offering price.

DILUTION

 If you purchase common stock in this offering, you will experience an immediate and substantial dilution in the projected book value of the common stock from the price you pay in this initial offering.

  The book value of our common stock as of September 30, 2009 was ($1,115) or $0.00 per share. Projected book value per share is equal to our total assets, less total liabilities ,divided by the number of shares of common stock outstanding.

 After giving effect to the sale of common stock offered by us in this offering, and the receipt and application of the estimated net proceeds (at an initial public offering price of $0.50 per share, after deducting estimated offering expenses), our projected book value as of September 30, 2009 would be:

$32,116 or $0.00 per share, if the minimum is sold, $224,616 or $0.03 per share, if the midpoint amount is sold, and $465,116 or $0.06 per share, if the maximum is sold.  This means that if you buy stock in this offering at $0.50 per share, you will pay substantially more than our current shareholders. The following represents your dilution:

if the minimum of 100,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.50 to $0.00 per share and an immediate dilution to the new shareholders of $0.50 per common share.

if the midpoint amount of 500,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.50 to $0.03 per share and an immediate dilution to the new shareholders of $0.47 per common share.

if the maximum of 1,000,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.50 to $0.06 per share and an immediate dilution to the new shareholders of $0.44 per common share.

The following table illustrates this per share dilution:
	Minimum	Midpoint	Maximum
Assumed initial public offering price	$0.50	$0.50	$0.50
Book value as of September 30 , 2009	$0.00	$0.00	$0.00
Projected book value after this offering	$0.00	$0.03	$0.06

Increase attributable to new stockholders:	$0.00	$0.03	$0.06

Projected book value as of September 30 , 2009 after this offering	$0.00	$0.03	$0.06
Decrease to new stockholders	$0.50	$0.47	$0.44
Percentage dilution to new stockholders	99%	94%	87%

 The following table summarizes and shows on a projected basis as of September 30, 2009, the differences between the number of shares of common stock purchased, the total consideration paid and the total average price per share paid by the existing stockholders and the new investors purchasing shares of common stock in this offering:

Minimum offering
	Number of shares owned	Percent of shares owned	Amount paid	Average price per share

Current shareholders	7,000,000	98.59	$70,000	$0.01

New investors	100,000	1.41	$50,000	$0.50

Total	7,100,000	100.00	$120,000

Midpoint offering
	Number of shares owned	Percent of shares owned	Amount paid	Average price per share

Current shareholders	7,000,000	93.33	$70,000	$0.01

New investors	500,000	6.67	$250,000	$0.50

Total	7,500,000	100.00	$320,000

Maximum offering
	Number of shares owned	Percent of shares owned	Amount paid	Average price per share

	7,000,000	87.50	$70,000	$0.01

	1,000,000	12.50	$500,000	$0.50

Total	8,000,000	100.00	$570,000

PLAN OF DISTRIBUTION

 The common stock is being sold on our behalf by our sole officer and director, who will receive no commission on such sales. All sales will be made by personal contact by our sole officer and director, William Lewis. We will not be mailing our prospectus to anyone or soliciting anyone who is not personally known by Mr. Lewis, or introduced to Mr. Lewis and personally contacted by him or referred to him. We have no agreements, understandings or commitments, whether written or oral, to offer or sell the securities to any individual or entity, or with any person, including our attorney, or group for referrals and if there are any referrals, we will not pay finders fees.

 Mr. Lewis will be selling the common stock in this offering relying on the safe harbor from broker registration under the Rule 3a4-1(a) of the Securities Exchange Act of 1934. Mr. Lewis qualifies under this safe harbor because Mr. Lewis (a) is not subject to a statutory disqualification, (b) will not be compensated in connection with his participation by the payment or other remuneration based either directly or indirectly on transactions in the securities, (c) is not an associated person of a broker dealer, and has not been an associated person of a broker dealer within the preceding twelve months, and (d) primarily performs, and will perform, after this offering, substantial duties for the issuer other than in connection with the proposed sale of securities in this offering, and he is not a broker dealer, or an associated person of a broker dealer, within the preceding 12 months, and he has not participated in selling securities for any issuer in the past 12 months and shall not sell for another issuer in the twelve months following the last sale in this offering.

            Additionally, he will be contacting relatives, friends and business associates to invest in this offering and provide them with a printed copy of the prospectus and subscription agreement. No printed advertising materials will be used for solicitation, no internet solicitation and no cold calling people to solicit interest for investment.  Officers, directors and affiliates may purchase shares in this offering but are limited to a maximum of 10,000 shares each or a cumulative total of 10% of the aggregate offering sold. These sales will not count toward meeting the minimum offering. All affiliates purchasing the stock will sign a document stating that the shares they purchase will be for investment and not for resale.

           The money we raise in this offering before the minimum amount is sold will be held by the Company, uncashed, in our company safe, until the minimum amount is raised at which time we will deposit the funds in our bank account and retain the transfer agent who will then issue the shares. We do not have an escrow agreement or any other agreement regarding the custody of the funds we raise. The offering will end on June 14, 2010 and if the minimum subscription is not raised by the end of the offering period, all funds will be refunded promptly to those who subscribed for our shares, without interest. The offering will close on June 14, 2010, if not terminated sooner.

           The subscription agreement will provide investors the opportunity to purchase shares at $0.50 per share by purchasing directly from the Company. The agreement also provides that investors are not entitled to cancel, terminate or revoke the agreement. In addition, if the minimum subscription is not raised by June 14, 2010, the subscription agreement will be terminated and any funds received will be promptly returned to the investors.

           Certificates for shares of common stock sold in this offering will be delivered to the purchasers by Signature Stock Transfer, Inc., the stock transfer company chosen by the company as soon as the minimum subscription amount is raised. The transfer agent will only be engaged in the event that we obtain at least the minimum subscription amount in this offering.

DESCRIPTION OF SECURITIES BEING REGISTERED

 We are offering for sale common stock in our company at a price of $0.50 per share. We are offering a minimum of 100,000 shares and a maximum of 1,000,000 shares. The authorized capital in our company consists of 50,000,000 shares of common stock, $0.001 par value per share.  As of December 4, 2009, we had 7,000,000 shares of common stock issued and outstanding.

           Every investor who purchases our common stock is entitled to one vote at meetings of our shareholders and to participate equally and ratably in any dividends declared by us and in any property or assets that may be distributed by us to the holders of common stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the company.

           The existing stockholders and all who subscribe to common shares in this offering do not have a preemptive right to purchase common stock offered for sale by us, and no right to cumulative voting in the election of our directors. These provisions apply to all holders of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

 The financial statements as of December 31, 2008 of the Company included in this prospectus have been audited by EFP Rotenberg, LLP , independent certified public accountants, as set forth in their report. The financial statements have been included in reliance upon the authority of them as experts in accounting and auditing.

           Our attorney has passed upon the legality of the common stock issued before this offering and passed upon the common stock offered for sale in this offering. Our attorney is J Hamilton McMenamy, Law Offices of J. Hamilton McMenamy, P.C., 8222 Douglas, Suite 850, Dallas, Texas 75225.

           The experts named in this registration statement were not hired on a contingent basis and have no direct or indirect interest in our Company.

DESCRIPTION OF BUSINESS

 Hall Tees, Inc. (The “Company”) operates as a printer and silk screener.  The Company is located in Rowlett, Texas and was incorporated on September 13, 2007 under the laws of the State of Nevada.

 Hall Tees, Inc., is the parent company of Hall Tees & Promotions, L.L.C., (“Hall Tees Texas”), a company incorporated under the laws of the State of Texas on September 13, 2007. Hall Tees Texas was established in 2007 and since that time has been operating a single facility in Texas.

 On September 13, 2007, Hall Tees, Inc. ("Hall Tees Nevada"), a private holding company established under the laws of Nevada, was formed in order to acquire 100% of the outstanding common stock of Hall Tees Texas.  On September 15, 2007, Hall Tees Nevada issued 7,000,000 shares of common stock in exchange for a 100% equity interest in Hall Tees Texas.  As a result of the share exchange, Hall Tees Texas became the wholly owned subsidiary of Hall Tees Nevada.  As a result, the shareholders of Hall Tees Texas owned a majority of the voting stock of Hall Tees Nevada. William Lewis was the control person in each of the Companies immediately prior to the share exchange. The transaction was regarded as a reverse merger whereby Hall Tees Texas was considered to be the accounting acquirer as its shareholders retained control of Hall Tees Nevada after the exchange, although Hall Tees Nevada is the legal parent company.  The share exchange was treated as a recapitalization of Hall Tees Nevada.  As such, Hall Tees Texas (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if Hall Tees Nevada had always been the reporting company and, on the share exchange date, changed its name and reorganized its capital stock. A copy of the Share Exchange Agreement is attached as an Exhibit.

 Hall Tees is a custom T-shirt printer, silk screen printer, embroiderer of shirts and hats, silk screener of hats, and a corporate apparel printer. Hall Tees provides quality T-shirt printing and screen printing, focusing on reliability and customer satisfaction. If a customer can articulate their image for a T-shirt or apparel, we can reproduce it through conversations with our production staff. We work hard to be accommodating and produce product that can be shipped worldwide.

 At present, our market territory is primarily local, soliciting business through word-of-mouth and light advertising such as the Yellow Pages. We continue to develop our local market with targeted phone calls and in-person visits to targeted businesses. On a larger scale, our web site will give us access to a national market. We continue to develop our web site, just1tee.com, to market and deliver our products to anyone with an internet connection and a shipping address.

 We screen print and embroider T-shirts, jackets, hats, caps, pants, sweatshirts, jersey’s, uniforms and even bags. Although we are no longer a development stage company as defined by the Financial Accounting Standards Board No. 7, the Company is less than two years old and as such do not have a developed distribution process. As stated previously, our marketing efforts have been primarily local through print advertising and word-of-mouth. This has provided for local deliveries which don’t require a sophisticated distribution system. As we build out our web site, we will simultaneously develop a more sophisticated distribution process through direct shipment. However, the money raised in this offering will be used to acquire cutting edge silk and embroidery machinery as well as purchase industry best-in-class internet software to facilitate the build-out of our internet marketing, ordering, and delivery.

 Our principal suppliers are Stanton Wholesale, Graphic Solutions and Pad Print Logic. Stanton Wholesale supplies the company with the Tee Shirt product. Graphic Solutions provides the state of the art screen printing technology. Pad Print Logic supplies ink and related products. We do not anticipate any disruption in the supply of these raw materials or the technological support for the screen printing process.

 Our corporate facilities are located in a 1,200 sf office warehouse space in Rockwall, Texas. We have no lease commitments as we are on a month to month lease of $1,000 per month, and we have a 1,000 sf office at 7405 Armstrong, Rowlett, Texas 75087. The warehouse s on a well-traveled road parallel to a major Interstate. The building has visibility from the Interstate and is in close proximity to major retail outlets such as Wal-Mart, Target, Best Buy, and various other retail strip outlets. We purchase product by container load resulting in higher retail margins, cheaper pricing to the public, and a non-dependency on any one supplier.

 The Company has performed pad printing, which is still a mainstay for the business, printing anything from pens to USB drives. Currently we are negotiating to print anywhere from 4000 to 40,000  USB drives per month. Silk-screen printing comprises the majority of the remainder of our revenues, comprising 30% of the total sales.  We have the capability to do laser engraving to gain a larger market in my USB decorating sales.

            On January 1, 2008 the Company entered into a capital lease agreement with Graphic Solutions Group, Inc., for a BROTHER GT-541 which uses cutting edge ink jet technology that prints on many garments in high quality color directly from a computer – known as “Direct to Garment” printing.  Lease payments, principal and interest, total $29,220 for the length of the lease. Payments of $487 including principal and interest at 12% are due monthly through December 2012.

 This revolutionary technology came out  about five years ago and has been growing rapidly. The Brother GT-541(Direct to Garment printer) uses ink jet technology that prints on many garments in high quality color directly from a computer. This ink jet garment printer is as simple to operate as a desktop printer, which can be networked with multiple units, to deliver greater print quality and still remain cost-effective for short-run apparel graphics applications.

 The GT-541 is faster and less expensive to operate than traditional screen printing machines due to minimal set-up, tear-down, clean-up, screens, squeegees, or pallet adhesive. The GT-541 water based ink can be cured by a standard heat press, eliminating the need to purchase a conveyor dryer, and significantly thereby reducing operating space requirements.

 Conventional silk-screening requires large operational space, special chemicals for processing and reclaiming of screens, exposure units, and a wide range of inks, not to mention a very large investment to be competitive. Generally, under the conventional silk process, a minimum number of shirts have to be purchased, artwork separated, screens made (1 screen per color) at the rate of $25 per screen, designs limited to 6-8 colors in most cases not to mention a small staff to run the equipment.

 The Direct to Garment printer is so efficient the Company can now offer a “solution to an age old problem”, NO Setups, NO minimums, and UNLIMITED Colors.  This technology has revolutionized the screen print Since purchasing the GT-541, the company has not had the need for conventional silk-screening which resulted in the sale of all the company’s conventional silkscreen equipment. This move has allowed the Company to reduce overhead.

 Each GT-541 costs approximately $25,000. The Company plans to purchase a maximum of three additional machines with the proceeds of this offering. The addition of these machines will allow for increased  production and revenue. and profitability.  Additionally, the Company is in the process of developing a web based product purchase web site named “Just 1 Tee”. Through this site the Company plans for an individual to be able to build a personal, one of a kind t-shirt in real time.  Once the shirt is designed, a copy of the design file is sent to the art department for immediate production with next day shipping.  All of this is made possible with the advent of the cutting edge “Direct to Garment “printer technology. The proceeds of this offering will provide capital to allow the company to complete and fine tune the web site.

           All product sold is bought in its finished state. We perform no assembly or manufacture, only printing, screen printing and embroidery.  We are an established business, having been incorporated on September 13, 2007. We do not plan to offer a new products, however, we do plan to enhance our ordering and production processes through the acquisition of  cutting edge silk and embroidery machinery as well as purchase industry best-in-class internet software to facilitate the build-out of our internet marketing, ordering, and delivery.

 We source most (80%) of our promotional products through organizations that promote promotional products and companies.  ASI (Advertising Specialty Institute) and PPAI (Promotional Products Association International) are organizations that provide connections to suppliers of finished goods.  Members have access to these suppliers and are afforded discounts from these vendors.

INDUSTRY & COMPETITION

 The retail production of apparel printing and embroidery is retail focused and therefore driven by the local economy and the individual tastes and preferences of the purchaser. We are keenly aware that to be competitive we must not only offer the best value for the money but also the service our customers expect when purchasing. It is our opinion the competitiveness of the retail industry for our product entails quality production, ascetic aspects of the products, and service through product knowledge and timely delivery. Competition varies by local retail outlets, internet based operations, and product offering.

 Our primary competition is with large internet based customized apparel silk screen printers and embroiders. Such competitors include Broken-Arrow (www.broken-arrow.com) and Zazzle (www.zazzle.com). These companies and companies similar to them provide a on-stop shopping opportunity from customized screen printing and embroidery to personalized designs to T-shirt silk screen printing to wholesale printing as well as corporate and government ordering. Such companies offer high quality, cheap prices, free custom design art, wholesale bulk pricing, fast ordering and organic shirts. Usually they offer no set up fees, art design in-house, free shipping up to $999.00, rush orders and 6 day or less production.

 We believe competition will be determined by price, service, and product selection. The Company believes it is competitive in all three categories.

 Price – Due to discount purchasing through container of competitively priced quality merchandise, the Company believes it has a competitive advantage with other providers of similar services.

 Selection – Through the purchase of the aforementioned machinery and internet software we expect to have a competitive advantage in production and selection.

 Service – We are structured to meet the same delivery and turn around time as our competitors.

MARKETING ACTIVITIES

Marketing activities have been restricted by cash flow and as such have been limited to building signage and word of mouth advertising. Going forward, through the proceeds of this offering, the Company intends to increase marketing activities through printed circulars, newspapers, trade magazines and internet advertising.

NUMER OF EMPLOYEES

 The Company presently has one employee. We anticipate hiring an additional employee through the proceeds of this offering.

GOVERNMENT REGULATION

 The Company’s business and products are not subject to material regulation. The Company’s operations are not dependent on patents, copyrights, trade secrets, know-how or other proprietary information. We do not anticipate doing so in the future. We are not under any confidentiality agreements or covenants.

SUBSIDIARIES

 The Company has one subsidiary, Hall Tees and Promotions, LLC.

MERGERS & ACQUISITIONS

 The Company has not made or is subject to a merger or acquisition.

FURUTRE INDEBTEDNESS & FINANCING

 The Company does not anticipate having cash flow or liquidity problems within the next 12 months. The Company is not in breach of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments.

 We believe that by raising the minimum amount of funds in this offering we will have sufficient funds to cash flow our growth plans for a minimum of twelve months.

PUBLIC INFORMATION

 We do not have any information that has been made public or that will require an investment or material asset of ours.

Dependence on One or a Few Major Customers:

 We are not dependent on any one or a few major customers.

Need for Governmental Approval of Principal Products or Services

 We are not aware of any governmental approval required for our principal products or services.

Additional information:

 We have made no public announcements to date and have no additional or new products or services. In addition, we don’t intend to spend funds in the field of research and development; no money has been spent or is contemplated to be spent on customer sponsored research activities relating to the development of new products, services or techniques; and we don’t anticipate spending funds on improvement of existing products, services or techniques.

DESCRIPTION OF PROPERTY

 Our corporate facilities are located in a 1,200 sf office warehouse space in Rockwall, Texas. We have no lease commitments as we are on a month to month lease of $1,000 per month, and we have a 1,000 sf office at 7405 Armstrong, Rowlett, Texas 75087, which is in the home of the President and on which the Company pays no rent.

LEGAL PROCEEDINGS

 We are not involved in any legal proceedings at this time.

SECURITIES BEING OFFERED

 We are offering for sale common stock in our Company at a price of $0.50 per share. We are offering a minimum of 100,000 shares and a maximum of 1,000,000 shares. The authorized capital in our Company consists of 50,000,000 shares of common stock, $0.001 par value per share.  As of December 4 , 2009 we had 7,000,000 shares of common stock issued and outstanding.

             Every investor who purchases our common stock is entitled to one vote at meetings of our shareholders and to participate equally and ratably in any dividends declared by us and in any property or assets that may be distributed by us to the holders of common stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company.

     The existing stockholders and all who subscribe to common shares in this offering do not have a preemptive right to purchase common stock offered for sale by us, and no right to cumulative voting in the election of our directors. These provisions apply to all holders of our common stock.

MANAGEMENTS DISCUSSION AND PLAN OF OPERATIONS

Liquidity

 In 2008, the Company filed a Form S-1 registration statement with the U.S. Securities & Exchange Commission (“SEC”) in order to raise funds to expand its business and execute its business plan.

 In addition to the preceding, the Company plans for liquidity needs on a short term and long term basis as follows:

Short Term Liquidity:

The Company relies on one primary funding source for short term liquidity needs: advances from the major shareholder / President of the Company. The President has advanced the Company $34,471 and $29,701 as of September 30, 2009 and December 31, 2008, respectively, for working capital.  No interest is paid on this advance.  This is also disclosed in Note 6 to the September 30, 2009 (unaudited) and December 31, 2008 (audited) financial statements.

Long Term Liquidity:

  The long term liquidity needs of the Company are projected to be met primarily through the cash flow provided by operations. Cash flow from Operating Activities for the nine month period ended September 30, 2009 improved by $27,962 ($5,341 versus negative $22,621) versus full year 2008 and operating cash flows at September 30, 2009 were positive $5,341.  This improvement has been a result of better asset management and stable margins on sales.

Capital Resources

 In January 2008, the Company entered into a capital lease commitment that has a term of five years, ending December 2012.  The general purpose of the lease commitment is for equipment that is used in the Company’s operations of printing and puts us on the cutting edge of “Direct to Garment” printing as discussed above.  Annual commitments are $5,844 with a total five year commitment of $29,220.  The balance due at September 30, 2009 was $18,993.  The funds to fulfill this commitment will be primarily sourced through operations.  As of September 30, 2009 the Company had positive operating cash flows of $5,341, and with the implementation of its business plan, forecasts cash flows to be sufficient to source payment of this commitment.

 Due to the limited operating history of our Company we have yet to experience any significant seasonal trends in our business that would impact on our capital resource requirements.  After strong growth during 2008, sales have fallen back in 2009 due to the current economic environment which puts a strain on funding our capital resources.  We have seen less discretionary spending on corporate marketing merchandise and reduced small business sales.  This is the most material trend we have seen in 2008.  Otherwise there are no other known material trends, favorable or unfavorable, in our capital resource requirements. Additionally, we do not expect any significant change to our equity or debt structure and do not anticipate entering into any off-balance sheet arrangements.

Material Changes in Financial Condition

WORKING CAPITAL: In the nine month period ended September 30, 2009 working capital decreased by $20,195, or 51%, to ($59,459) versus (39,264) in December 31, 2008.  This reduction is primarily due to an increase in current liabilities of 50%, or $23,280, driven by an increase in accounts payable/accrued expenses as the Company has stretched its payment days to approximately 91 days to offset the reduction in sales (reduced operating cash flow).  This increase in current liabilities was partially off-set by an 46%, or $3,085, increase in current assets due to an increase in cash of $5,700 and a decrease in accounts receivable of $2,640.  As the economy begins to rebound the Company expects sales to improve and its payment days to fall back below 60 days.

STOCKHOLDER’S EQUITY: Stockholder’s Equity changed by ($27,182) or 104% in the nine month period ended September 30, 2009 versus December 31, 2008 due to the net loss in the nine months ended September 30, 2009.  The loss is mainly due to the reduction of revenue and the increased selling fees.  Please see the section on ‘Material Changes in Results of Operations’ that discusses in more detail the reasons for the loss.

GOING CONCERN: The Company has minimal operations and has negative working capital of approximately $59,500 and $39,300 as of September 30, 2009 and December 31, 2008, respectively. Because of this negative working capital and limited operating history and limited operations, the Company may require additional working capital to survive. The Company intends to raise additional working capital either through private placements or bank loans or sale of common stock, or both. There are no assurances that the Company will be able to either of these. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital cannot be generated, the Company may not be able to continue its operations.

UNUSUAL EVENTS: There were no other unusual or infrequent events or transactions that materially affected the amount of reported income from operations other than the increasing the bad debt allowance by $9,169 (note: At December 2008 the reserve balance was $6,864, and in May 2009 we wrote-off $4,482 against the provision, and then provided an additional $9,169 during the year leaving a reserve balance of $11,551.  The reason we have had difficulty in collecting old receivables is because they mainly relate to our largest customer, Direct Technologies (DT).  DT’s balance of the greater than 90 days old balances were: 12/07 - 60%, 3/09 - 68%, 9/09 - 75%.  In the latter half of 2008 DT began having difficulty in making payments, as their business was severely impacted by the recession.  As DT continued to order, payments began to slowdown, and after various discussions we decided to continue to supply them after they reviewed their cash forecasts with us and assured us we would be paid.  Direct Technologies paid 2009 invoices, not invoices prior to 1/1/09 – hence the reason the > 90 day balance did not vary much.  If they had paid oldest invoices first then we would have had $8,078 less of > 90 receivables at September 30, 2009.  However significant economic changes that materially affected operations was the impact of the recession.  We have seen a significant decrease in corporate business merchandising as four customers accounted for a reduction in sales of $34,700 in the nine month period ended September 30, 2009 vs. the same period in 2008.  Using our fully costed contribution margin from 2008 of 75%, the reduced sales unfavorably impacted profitability by approximately $26,000 (this was offset by some new customer additions that netted the impact to about $16,000).

Material Changes in Results of Operations

As of September 30, 2009, our cash balance was $6,396.

Three and Nine Months Ended September 30, 2009 and September 30,2008
REVENUE: Our sales for the three months ended September 30, 2009 were $11,548 compared to $17,933 for the same three months ended September 30, 2008.  The decrease is attributed to the decrease in sales to three customers of approximately ($16,500) off-setting the increase in new and existing customers of  approximately ($10,000).

Our sales for the nine months ended September 30, 2009 were $46,436 compared to $60,549 for the same nine months ended September 30, 2008.  The decline is attributed to the slowing economy that started in the fourth quarter of 2008 and continued through the first quarter of 2009.  This decline has been predominately in our corporate merchandising business and four corporate customers totaled a reduction of $34,700 year-over-year; lost customers totaled approximately $7,500 for a total reduction of approximately $42,200.  New customer accounts netted about $25,100 and existing customers $3,000 in additional revenue resulting in a net reduction in revenue of about $14,100.

OPERATING EXPENSES: Operating expenses, exclusive of depreciation expense of $3,763 and $3.868, were $9,525 and $14,666 for the three month periods ended September 30, 2009 and 2008 respectively.  Cost reductions continued in the third quarter with the President reducing his compensation by approximately $9,000 (from $10,000 to $1,000).  This was partially off-set by bad debt expense related to Direct Technologies of $2,300.

Operating expenses, exclusive of depreciation expense of $11,370 and $11,680, were $46,185 and $66,127 for the nine month periods ended September 30, 2009 and 2008 respectively.  With the reduced revenue the Company implemented cost reductions with the President leading the way by reducing his own contract compensation by approximately $24,900 (from $32,400 to $7,500) and reduced insurance costs of about $3,000.  This was partially off-set by bad debt expense related to Direct Technologies of about $6,800 and bank merchant fees of $1,300.

NET LOSS: The Net Loss for the three months ended September 30, 2009 versus September 30, 2008 marginally improved from ($9,874) to ($8,288).  The main driver behind the net loss was the reduction of operating expenses as discussed above as revenue was lower as new customer sales were not sufficient to offset the reduction from our largest customer, Direct Technologies (see UNUSAUL EVENTS above).  The impact of the reduced operating expenses did not fall 100% to income as Cost of Sales was 10% higher than the 2008.  This had an impact of about $600.

The Net Loss for the nine months ended September 30, 2009 and September 30, 2008 was reduced from ($31,379) to ($27,150).  The main driver behind the reduction in the net loss was the reduction of operating expenses as discussed above as revenue reduced about $14,100.  The impact of the revenue reduction on net income/loss was approximately $8,000 and was offset by the reduction in operating expenses of approximately $19,900 resulting in a favorable net change of about $11,900.  Increased cost of sales as a percent of sales resulted in additional costs of about $5,500, additionally there was a credit to Cost of Sales in 2008 of $2,000: this all adds up to the change of $4,200.

Twelve Months Ended December 31, 2008 and the period September 12, 2007 (inception) to December 31, 2007
REVENUE: Our sales for the twelve months ended December 31, 2008 were $78,303 resulting in a net loss of $44,780.  Our sales for the period from September 12, 2007 (inception) to December 31, 2007 were $13,801, resulting in a net profit of $847.

OPERATING EXPENSES: Operating expenses, exclusive of depreciation expense of $15,524, were $89,971 for the twelve months ended December 31, 2008.  Operating expenses, exclusive of depreciation expense of $833, were $10,317 for the period September 12, 2007 (inception) to December 31, 2007.  The drivers behind the expenses are: Twelve months ended December 31, 2008 – Contract service payments to the President of $41,200, rent of $12,000, professional fees related to our filings (audit, legal, edgarizing) of $9,400, third party contract services of $10,000, auto and truck expenses of $6,400 and insurance expense of $5,900.  September 12, 2007 (inception) to December 31, 2007 – Contract service payments to the President of $7,330, rent of $800 and office expenses of $1,500.

NET LOSS: The loss in 2008 is attributable to the high cost of contract services ($10,000) which will be reduced with the proceeds of this offering. These contract service costs will be reduced in that we will not have to outsource our production services but rather will acquire the necessary equipment to produce product in-house. We estimate that we will save approximately $8,000 of the contract services incurred in 2008 once we have purchased the new equipment.  Our assumptions are based on reduced man hours to achieve the same amount of production, which, is about 80%.  This figure at first seem high but our analysis shows that we can roll five jobs that are currently required to achieve production levels, into one person attending a state-of-the-art machine, we feel confident that we will be able to achieve these savings.  Additionally, once the filing process is complete, we will not have the cost of the filing fees and associated costs ($5,000).

Plan of Operations

The plan of operations for the 12 months following the commencement of this offering will include the continued growth plan of the Company and will concentrate in three areas:

1.	Organic growth through existing customers
2.	New markets
3.	New customers

Organic growth through existing customers: From September 12, 2007 (inception) to December 31, 2007 our sales were $13,801, an annualized rate of $47,300 compared to our sales for the twelve month period ending December 31, 2008 of $78,303, a growth rate of 65%.  Although we do not expect this growth rate to continue, especially in the current economic climate, we forecast organic growth from existing customers to remain in double figures (as a percent of sales) for the first 12 months of operations after approval of this filing.  First quarter sales in 2009 were $14,776, an annualized rate of $59,100, or a reduction of 24% versus 2008 but still an increase of 25% over the annualized 2007 number.  This result, although impacted by the economy, stresses the importance for the Company to raise capital to acquire the necessary equipment to improve efficiencies and bring production in-house  This enables the Company to bid on larger jobs and more competitive pricing. There are no current significant seasonal trends in our business that will impact our business quarter-to-quarter.

New Markets: We will explore and review all opportunities to acquiring state of the art apparel printers and developing and launching our shopping and ordering web site “Just 1 Tee”.  By investing in new equipment combined with our web-site we will reach new geographies and will be able to service customer projects that we are currently unable to service.

New Customers: Through increased marketing and advertising dollars we expect to reach new customers that have not yet heard of us and gain new customers, both similar to what we currently service, as well as those mentioned above in new markets.  Marketing and advertising costs will be determined by the amount raised in the initial offering. If the maximum amount of $500,000 is raised, these costs are projected to total $18,000 in the first 12 months of operation. As previously mentioned, advertising costs will include targeted internet advertising, printed trade periodicals, and the solicitation of large corporate accounts through the leveraging our President’s industry contacts through ASI (Advertising Specialty Institute), PPAI (Promotional Products Association International) and networking that he has developed over the past 14 years while being involved in the promotional products industry. If the minimum amount is raised in this offering, in the first 12 months of operation, a minimum amount of money will be spent on advertising.

The Company plans to further enhance its software offerings and upgrading to state of the art best in class printing equipment. If the maximum amount is raised in this offering software development (web site development) will approximate $75,000. If the minimum amount is raised, this expense will approximate $9,000.

Generating Sufficient Revenue:

The Company plans to generate sufficient revenue by expanding and developing its product line, and increasing market penetration.

Financing Needs:

Our cash flows since inception have been adequate to support on-going operations. As noted above, the Company's initial financing needs can and will be met even if the minimum offering amount is raised. We believe that by raising the minimum amount of funds in this offering we will have sufficient funds to cash flow our growth plans for a minimum of twelve months.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On October 2, 2009, the Company received notice that its current auditors, Rotenberg & Co., LLP, had resigned in connection with their merger with EFP Group. The Company has engaged the new firm resulting from the merger, EFP Rotenberg, LLP, to continue as the Company's independent registered public accounting firm. All of the partners and employees of Rotenberg & Co., LLP and EFP Group have joined the new firm, EFP Rotenberg, LLP.

The reports of Rotenberg & Co., LLP as of December 31, 2008 and 2007, contained an explanatory paragraph indicating that there was substantial doubt as to the Company's ability to continue as a going concern. Other than such qualification, no report of Rotenberg & Co., LLP for the past two fiscal years and the subsequent interim period preceding the resignation of Rotenberg and Co., LLP contained an adverse opinion or disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Rotenberg & Co., LLP, there were no disagreements with Rotenberg & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

On November 11, 2009, the Board of the Company approved the engagement of EFP Rotenberg, LLP of Rochester, New York, to be the Company's independent registered public accountant effective October 1, 2009. We engaged EFP Rotenberg, LLP as our new independent accountant concurrent with the merger of EFP Group and Rotenberg & Co., LLP. Prior to such engagement, during the two most recent fiscal years, the Company has not consulted the newly engaged independent registered public accountant for any matter.

The Company provided Rotenberg & Co., LLP with a copy of the disclosure relating to this change in its certifying accountant and requested that Rotenberg & Co., LLP furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree, a copy of which is filed as Exhibit 16.1 to the Registration Statement of which this prospectus is a part.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

               The directors and officers of the Company, their ages and principal positions are as follows:

William Lewis	53	Sole Director, Chief Executive Officer, President; Secretary, Treasurer, Chief Financial Officer and Chief Accounting Officer

Background of Directors and Executive Officers:

William Lewis.
After graduating from high school in 1972, Mr. Lewis studied architecture and graphic design at Ohio State University for three years before continuing his education at Texas Central College, earning an associate degree in criminal justice. Those studies led him to become a police officer. For the fourteen years prior to starting Hall Tees, Inc. Mr. Lewis had a print and promotional advertising company named Hallelujah T’s, which was dissolved in 2007 because of a lack of capital. As President of Hall Tees, Inc. he works six days a week and spends approximately eight hours on any given day on Hall Tees, Inc. affairs.

Mr. Lewis is a member and supporter of ASI (Advertising Specialty Institute) and PPAI (Promotional Products Association International).  Through these two entities, over 80% of the promotional advertising products are sourced and sold (please see description of business).

REMUNERATION OF DIRECTORS AND OFFICERS

Our sole officer and director received the following compensation for the years of 2007, 2008 and year-to-for the three month period ended March 31, 2009. He has no employment contract with the company but he does have an independent contractor agreement.  He does not have any option agreements or performance agreements.

	Year	Salary	Bonus	Options	Other	Total
William Lewis, President, Secretary and Treasurer	2007	$ 7,330	0	0	0	$ 7,330
William Lewis, President, Secretary and Treasurer	2008	$ 41,261	0	0	0	$ 41,261
William Lewis, President, Secretary and Treasurer	2009	$ 7,550	0	0	0	$ 7,550

As of the date of this offering, our sole officer is our only employee. We have no plans to pay remuneration to any other officer in or associated with our company. When we have funds and/or revenue, our board of directors will determine any other remuneration at that time.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In September 2007, we exchanged 7,000,000 shares of common stock for 100% of the membership interests of Hall Tees & Promotions, LLC, which was a newly formed LLC with $70,000 of equipment. In this transaction, the president of the Company received 6,450,000 shares of common stock for much of the equipment which he owned.

The President and a Stockholder of the Company has advanced the Company $34,471 and $29,701 as of September 30, 2009 and December 31, 2008, respectively, for working capital. No interest is paid on this advance.

Under a contract with the Company beginning November 6, 2007 and ending December 31, 2009, the President provides general management services to the Company for up to $4,000 per month.  Expense incurred under this contract totaled $7,500 and $41,300 for the nine month period ended September 30, 2009 and the year ended December 31, 2008, respectively.

As of the date of this filing, there are no other agreements or proposed transactions, whether direct or indirect, with anyone, but more particularly with any of the following:
*           a director or officer of the issuer;
*           any principal security holder;
*           any promoter of the issuer;
*           any relative or spouse, or relative of such spouse, of the above referenced persons.

PRINCIPAL SHAREHOLDERS

The following table lists the officers, directors and stockholders who, at the date hereof, own of record or beneficially, directly or indirectly, more than 5% of the outstanding common stock, and all officers and directors of the Company:
Title / relationship to issuer	Name of Owner	Amount Owned Before the offering	Percent	Amount Owned After the offering	Percent

President, Secretary and Director	William Lewis 7405 Armstrong Rowlett, Texas 75087	6,450,000	92.14%
	Minimum			6,450,000	90.21%
	Maximum			6,450,000	80.63%

No options, warrants or rights have been issued by the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

 Our bylaws provide that the liability of our officers and directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware Law, which includes elimination of liability for monetary damages for defense of civil or criminal actions. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

 The position of the U.S. Securities & Exchange Commission under the Securities Act of 1933:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 We have no underwriting agreement and therefore no provision for indemnification of officers and directors is made in an underwriting by a broker dealer.

TRANSFER AGENT

 We will serve as our own transfer agent and registrar for the common stock until such time as this registration is effective and we sell the minimum offering, then we intend to retain Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093.

HALL TEES, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS	As of September 30, 2009 (Unaudited)	As of December 31, 2008 (Audited)
Current Assets
Cash and Cash Equivalents	$6,396	$668
Accounts Receivable (net of allowance of $11,551 and $6,864)	3,410	6,053
Total Current Assets	9,806	6,721
Fixed Assets – Net of Accumulated Depreciation	71,493	82,863
Prepaid Expenses	0	0
TOTAL ASSETS	$81,299	$89,584

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$19,584	$10,249
Accrued Expenses	9,366	191
Advances from Stockholder	34,471	29,701
Current Portion of Long-Term Liabilities	5,844	5,844
Total Current Liabilities	69,265	45,985
Long Term Liabilities
Capitalized Lease Obligation	18,993	23,376
Less: Current Portion	(5,844)	(5,844)
Total Long-Term Liabilities	13,149	17,532
TOTAL LIABILITIES	82,414	63,517
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value, 25,000,000 authorized,
-0- issued and outstanding
Common stock, $0.001 par value, 50,000,000 authorized,
7,000,000 issued and outstanding	7,000	7,000
Additional paid-in-capital	63,000	63,000
Retained Earnings (Deficit)	(71,115)	(43,933)
Total Stockholders’ Equity (Deficit)	(1,115)	26,067

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$81,299	$89,584

The accompanying notes are an integral part of these financial statements

HALL TEES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008 (Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
REVENUES	$11,548	$17,933	$46,436	$60,549
COST OF SALES	6,548	9,273	16,031	14,121
GROSS PROFIT	5,000	8,660	30,405	46,428

OPERATING EXPENSES
Depreciation	3,763	3,868	11,370	11,680
Selling and Advertising Expenses	2,436	2,411	8,937	2,811
Other General Expenses	7,089	12,255	37,248	63,316
Total Operating Expenses	13,288	18,534	57,555	77,807

NET OPERATING INCOME (LOSS)	(8,288)	(9,874)	(27,150)	(31,379)

OTHER INCOME (EXPENSE)
Interest Income	0	0	0	15
Interest Expense	0	0	(32)	0
Total Other Income (Expense)	0	0	(32)	15

Provision for Income Taxes	0	0	0	0

Net Income (Loss)	$(8,288)	$(9,874)	$(27,182)	$(31,364)

Basic and diluted weighted average shares outstanding	7,000,000	7,000,000	7,000,000	7,000,000

Basic and diluted net income (loss) per share	$0.00	$0.00	$0.00	$0.00

See accompanying summary of accounting policies and notes to consolidated financial statements.

HALL TEES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

			Additional
	Common	Common	Paid In	Retained
	Shares	Amount	Capital	Earnings (Deficit)	Totals

Balances: December 31, 2007	7,000,000	$7,000	$63,000	$847	$70,847

Net Loss	-	-	-	(44,780)	(44,780)

Balances: December 31, 2008	7,000,000	$7,000	$63,000	$(43,933)	$26,067

Net Loss	-	-	-	(27,182)	(27,182)

Balances: September 30, 2009	7,000,000	$7,000	$63,000	$(71,115)	$(1,115)

See accompanying summary of accounting policies and notes to consolidated financial statements.

HALL TEES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008 (Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(27,182)	$(31,364)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	11,370	11,680
Bad Debt Expense	11,812	0
Changes in assets and liabilities:
Increase in Accounts Receivable	(9,169)	(10,719)
Increase in Other Assets	0	(150)
Increase in Accounts Payable	9,335	7,925
Increase in Accrued Expenses	9,175	472
NET CASH FROM (USED IN) OPERATING ACTIVITIES	5,341	(22,156)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	0	0

CASH FLOWS FROM FINANCING ACTIVITIES
Capitalized Lease Payments	(4383)	(4,383)
(Payments to) Borrowings from Stockholder	4,770	12,828
NET CASH FLOWS FROM FINANCING ACTIVITIES	387	8,445

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,728	(13,711)
CASH AND CASH EQUIALENTS AT BEGINNING OF PERIOD	668	13,711
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,396	$0

SUPPLEMENTAL DISCLOSURES
Cash Paid During the Period for Interest Expense	$32	$0
Capitalized Lease Obligation	$0	$29,220

See accompanying summary of accounting policies and notes to consolidated financial statements.

HALL TEES, INC.
Notes to the Consolidated Financial Statements
September 30, 2009

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Hall Tees, Inc. (The “Company”) operates as a printer and silk screener.  The Company is located in Rowlett, Texas and was incorporated on September 13, 2007 under the laws of the State of Nevada.

Hall Tees, Inc., is the parent company of Hall Tees & Promotions, L.L.C., (“Hall Tees Texas”), a company incorporated under the laws of the State of Texas. Hall Tees Texas was established in 2007 and for the past fifteen months has been operating a single facility in Texas.

On September 12, 2007, Hall Tees, Inc. ("Hall Tees Nevada"), a private holding company established under the laws of Nevada, was formed in order to acquire 100% of the outstanding membership interests of Hall Tees Texas.  On September 15, 2007, Hall Tees Nevada issued 7,000,000 shares of common stock in exchange for a 100% equity interest in Hall Tees Texas.  As a result of the share exchange, Hall Tees Texas became the wholly owned subsidiary of Hall Tees Nevada.  As a result, the members of Hall Tees Texas owned a majority of the voting stock of Hall Tees Nevada.  The transaction was regarded as a reverse merger whereby Hall Tees Texas was considered to be the accounting acquirer as its members retained control of Hall Tees Nevada after the exchange, although Hall Tees Nevada is the legal parent company.  The share exchange was treated as a recapitalization of Hall Tees Nevada.  As such, Hall Tees Texas (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if Hall Tees Nevada had always been the reporting company and, on the share exchange date, changed its name and reorganized its capital stock.

Unaudited Interim Financial Statements:

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission (“SEC”) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to make the financial statements not misleading, and to present fairly the balance sheets, statements of operations and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to SEC rules and regulations. It is presumed that users of this interim financial information have read or have access to the audited financial statements and footnote disclosure for the preceding fiscal year. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles.  The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the  Company  for the  respective  periods  being presented.

Management believes that all adjustments necessary for a fair statement of the results of the nine months ended September 30, 2009 and 2008 have been made.

FASB Accounting Standards Codification:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance concerning the organization of authoritative guidance under U.S. Generally Accepted Accounting Principles (“GAAP”). This new guidance created the FASB Accounting Standards Codification (“Codification”).  The Codification has become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification became effective for the Company in its quarter ended September 30, 2009. As the Codification is not intended to change or alter existing U.S. GAAP, it did not have any impact on the Company’s consolidated financial statements. On its effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.

Basis of Presentation:

The Company prepares its financial statements on the accrual basis of accounting.

Cash and Cash Equivalents:

All highly liquid investments with original maturities of three months or less are included in cash and cash equivalents.  All deposits are maintained in FDIC insured depository accounts in local financial institutions and balances are insured up to $250,000.

Accounts Receivable:

Accounts receivable are carried at their face amount, less an allowance for doubtful accounts.  On a periodic basis, the Company evaluates accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, based on a history of write offs and collections.  The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due.  A receivable is considered past due if payments have not been received within agreed upon invoice terms.   The Company provides an allowance for all receivables that are: 1) greater than 90 days old and the balances at September 30, 2009 and December 31, 2008 respectively were $11,551 and $6,864, therefore the provision was increased by a net of $4,687; and 2) by specific identification after reviewing balances that are past due.  Allowances for Doubtful Accounts totaled $11,551 at September 30, 2009 and $6,864 at December 31, 2008.  Write offs are recorded at a time when a customer receivable is deemed uncollectible.

Fixed Assets:

Fixed assets are stated at cost if purchased, or at fair value in a nonmonetary exchange, less accumulated depreciation.  Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations.  Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally five to seven years.  Leases that meet the requirements of ASC 840-10, Accounting for Leases (formerly SFAS No. 13) are capitalized and included in fixed assets.

Revenue Recognition:

The Company recognizes revenue in accordance with ASC 605-15 “Revenue Recognition” (formerly Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104")), "Revenue Recognition in Financial Statements."  Revenue will be recognized only when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists;
●	Ownership and all risks of loss have been transferred to buyer, which is generally upon shipment or at the time the service is provided;
●	The price is fixed and determinable; and
●	Collectibility is reasonably assured.

Earnings per Share:

Earnings per share (basic) is calculated by dividing the net income (loss) by the weighted average number of common shares outstanding for the period covered.  As the Company has no potentially dilutive securities, fully diluted earnings per share is identical to earnings per share (basic).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.  Please see the Company’s December 31, 2008 audited financial statements and footnote disclosures.

NOTE 2 – FIXED ASSETS

Fixed assets at September 30, 2009 and December 31, 2008 are as follows:

	September 30, 2009	December 31, 2008
Furniture & Equipment	$70,000	$70,000
Capitalized Leases	29,220	29,220
Gross Fixed Assets	99,220	99,220
Less: Accumulated Depreciation	(27,727)	(16,357)
Net Fixed Assets	$71,493	$82,863

Depreciation expense for the three months ended September 30, 2009 and 2008 was $3,763 and $3,868, respectively.  Depreciation expense for the nine months ended September 30, 2009 and 2008 was$11,370 and $11,680, respectively.

NOTE 3 – CAPITALIZED AND OPERATING LEASES

The Company entered into a capitalized lease obligation during 2008 for a total of $29,220. Payments of $487 including principal and interest at 12% are due monthly through December 2011.

The Company leases a 1,200 square foot warehouse space on a month to month basis for $1,000 per month. Rent expense was $3,000 and $3,000 for the three months ended September 30, 2009 and 2008, respectively.  Rent expense was $9,000 and $9,400 for the nine months ended September 30, 2009 and 2008, respectively..

NOTE 4 – COMMON STOCK

The Company is authorized to issue 25,000,000 preferred shares at a par value of $0.001 per share. These shares have full voting rights.  At September 30, 2009 and December 31, 2008, there were zero shares outstanding.

The Company is authorized to issue 50,000,000 common shares at a par value of $0.001 per share. These shares have full voting rights.  At September 30, 2009 and December 31, 2008, there were 7,000,000 shares outstanding.

NOTE 5 – INCOME TAXES

The Company has adopted ASC 740-10 (formerly SFAS No. 109),, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset).   Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred tax assets at September 30, 2009 and December 31, 2008 consisted of the following:

	2009	2008
Total deferred tax assets	$17,779	$11,583
Less: Valuation Allowance	(17,779)	(11,583)
Net Deferred Tax Asset	$0	$0

The net deferred tax asset generated by the loss carryforward has been fully reserved. The cumulative net operating loss carry-forward is approximately $71,115 at September 30, 2009 and $43,930 at December 31, 2008, and will expire in the years 2025 through 2029.

The difference in the income tax benefit not shown in the consolidated statements of operations and the amount that would result if the U.S. Federal statutory rate of 25% were applied to pre-tax loss for 2009 and 2008 is attributable to the valuation allowance.

The realization of deferred tax benefits is contingent upon future earnings and is fully reserved at September 30, 2009 and December 31, 2008.

NOTE 6– RELATED PARTY TRANSACTIONS

The President and a Stockholder of the Company has advanced the Company $34,471 and $29,701 as of September 30, 2009 and December 31, 2008, respectively, for working capital. No interest is paid on this advance.

Under a contract with the Company beginning November 6, 2007 and ending December 31, 2009, the President provides general management services to the Company for $3,000 to $4,000 per month.  Expense incurred under this contract totaled $1,000 and $10,000 for the three months ended September 30, 2009 and 2008, respectively. Expense totaled $7,500 and $32,400 for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 7– FINANCIAL CONDITION AND GOING CONCERN

The Company has minimal operations and has negative working capital of approximately $59,500 and $39,300 as of September 30, 2009 and December 31, 2008, respectively. Because of this negative working capital and limited operating history and limited operations, the Company may require additional working capital to survive. The Company intends to raise additional working capital either through private placements or bank loans or sale of common stock. There are no assurances that the Company will be able to either of these. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital cannot be generated, the Company may not be able to continue its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 8 – RECENT ACCOUNTING PRONOUNCEMENTS

In 2009, the FASB issued the following guidance:

SFAS No. 166:  "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140", which will be integrated into the ASC upon the effective date, which is for the first annual or quarterly period after November 15, 2009.

SFAS No. 167:  "Accounting for Transfers of Financial Assets", which will be integrated into the ASC upon the effective date, which is for the first annual or quarterly period after November 15, 2009.

 FSP No. FAS 107-1 and APB 28-1:  “Interim Disclosures about Fair Value of Financial Instruments”, which was codified into ASC 825.

FSP No. FAS 115-2 and FAS 124-2:  “Recognition and Presentation of Other-Than-Temporary Impairments”, which was codified into ASC 320-10-65-4.

FSP No. FAS 157-4:   “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which was codified into ASC 820-10-65-4.

Management has reviewed these new standards and believes that they will have no material impact on the financial statements of the Company.

NOTE 9 – SUBSEQUENT EVENTS

In May 2009, the FASB issued ASC 855-10, “Subsequent Events”, (formerly SFAS No. 165, “Subsequent Events,” which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The pronouncement requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued.  In conjunction with the preparation of these financial statements, an evaluation of subsequent events was performed through December 4, 2009, which is the date the financial statements were issued.    No reportable subsequent events were noted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Hall Tees, Inc.

We have audited the accompanying consolidated balance sheets of Hall Tees, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. Hall Tees, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hall Tees, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 7 to the consolidated financial statements, the Company's minimal operations and negative working capital raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
March 31, 2009

HALL TEES, INC. CONSOLIDATED BALANCE SHEETS

ASSETS	As of December 31, 2008	As of December 31, 2007
Current Assets
Cash and Cash Equivalents	$668	$13,711
Accounts Receivable (net of allowance of $6,864 and $0)	6,053	3,058
Total Current Assets	6,721	16,769
Fixed Assets – Net of Accumulated Depreciation	82,863	69,167

TOTAL ASSETS	$89,584	$85,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$10,249	$694
Accrued Expenses	191	116
Advances from Stockholder	29,701	14,279
Current Portion of Long-Term Liabilities	5,844	0
Total Current Liabilities	45,985	15,089
Long Term Liabilities
Capitalized Lease Obligation	23,376	0
Less: Current Portion	(5,844)	0
Total Long-Term Liabilities	17,532	0
TOTAL LIABILITIES	63,517	15,089
Stockholders’ Equity
Preferred stock, $0.001 par value, 25,000,000 authorized,
-0- issued and outstanding		-
Common stock, $0.001 par value, 50,000,000 authorized,
7,000,000 issued and outstanding	7,000	7,000
Additional paid-in-capital	63,000	63,000
Retained Earnings (Deficit)	(43,933)	847
Total Stockholders’ Equity	26,067	70,847

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$89,584	$85,936

The accompanying notes are an integral part of these financial statements

HALL TEES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
REVENUES	$78,303	$13,801
COST OF SALES	17,603	1,810
GROSS PROFIT	60,700	11,991

OPERATING EXPENSES
Depreciation	15,524	833
Selling and Advertising Expenses	9,675	0
Other General Expenses	80,296	10,317
Total Operating Expenses	105,495	11,150

NET OPERATING INCOME (LOSS)	(44,795)	841

OTHER INCOME (EXPENSE)
Interest Income	15	14
Interest Expense	0	0
Total Other Income (Expense)	15	14

Provision for Income Taxes	0	(8)

Net Income (Loss)	$(44,780)	$847

Basic and diluted weighted average shares outstanding	7,000,000	6,872,727

Basic and diluted net income (loss) per share	$(0.01)	$0.00

See accompanying summary of accounting policies and notes to consolidated financial statements.

HALL TEES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from September 13, 2007 (date of inception) to December 31, 2007 and For the Year Ended December 31, 2008

			Additional	Retained Earnings (Deficit)
	Common	Common	Paid In
	Shares	Amount	Capital		Totals

Balances: September 13, 2007	0	$0	$0	$0	$0

Issuance of Common Stock for Assets	7,000,000	7,000	63,000		70,000

Net Income	-	-	-	847	847

Balances: December 31, 2007	7,000,000	$7,000	$63,000	$847	$70,847

Net Loss	-	-	-	(44,780)	(44,780)

Balances: December 31, 2008	7,000,000	$7,000	$63,000	$(43,933)	$26,067

See accompanying summary of accounting policies and notes to consolidated financial statements.

HALL TEES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(44,780)	$847
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	15,524	833
Bad Debt Expense	6,864	0
Changes in assets and liabilities:
Increase in Accounts Receivable	(9,859)	(3,058)
Increase in Accounts Payable	9,555	694
Increase in Accrued Expenses	75	116
NET CASH USED IN OPERATING ACTIVITIES	(22,621)	(568)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	0	(14,279)

CASH FLOWS FROM FINANCING ACTIVITIES
Capitalized Lease Payments	(5,844)	0
Borrowings from Stockholder	15,422	14,279
NET CASH FLOWS FROM FINANCING ACTIVITIES	9,578	14,279

NET INCREASE IN CASH AND CASH EQUIVALENTS	(13,043)	13,711
CASH AND CASH EQUIALENTS AT BEGINNING OF PERIOD	13,711	0
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$668	$13,711

SUPPLEMENTAL DISCLOSURES
Cash Paid During the Period for Interest Expense	$2,355	$0
Capitalized Lease Obligation	$29,220	$0
Issuance of Common Stock for Fixed Assets	$0	$70,000
Income taxes paid	$0	$0

See accompanying summary of accounting policies and notes to consolidated financial statements.

HALL TEES, INC.
Notes to the Consolidated Financial Statements
December 31, 2008

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Hall Tees, Inc. (The “Company”) operates as a printer and silk screener.  The Company is located in Rowlett, Texas and was incorporated on September 13, 2007 under the laws of the State of Nevada.

Hall Tees, Inc., is the parent company of Hall Tees & Promotions, L.L.C., (“Hall Tees Texas”), a company incorporated under the laws of the State of Texas. Hall Tees Texas was established in 2007 and for the past fifteen months has been operating a single facility in Texas.

On September 12, 2007, Hall Tees, Inc. ("Hall Tees Nevada"), a private holding company established under the laws of Nevada, was formed in order to acquire 100% of the outstanding membership interests of Hall Tees Texas.  On September 15, 2007, Hall Tees Nevada issued 7,000,000 shares of common stock in exchange for a 100% equity interest in Hall Tees Texas.  As a result of the share exchange, Hall Tees Texas became the wholly owned subsidiary of Hall Tees Nevada.  As a result, the members of Hall Tees Texas owned a majority of the voting stock of Hall Tees Nevada.  The transaction was regarded as a reverse merger whereby Hall Tees Texas was considered to be the accounting acquirer as its members retained control of Hall Tees Nevada after the exchange, although Hall Tees Nevada is the legal parent company.  The share exchange was treated as a recapitalization of Hall Tees Nevada.  As such, Hall Tees Texas (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if Hall Tees Nevada had always been the reporting company and, on the share exchange date, changed its name and reorganized its capital stock.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense.  Below is a summary of certain significant accounting policies selected by management.

Basis of Presentation:

The Company prepares its financial statements on the accrual basis of accounting.

Cash and Cash Equivalents:

All highly liquid investments with original maturities of three months or less are included in cash and cash equivalents.  All deposits are maintained in FDIC insured depository accounts in local financial institutions and balances are insured up to $250,000.

Accounts Receivable:

Accounts receivable are carried at their face amount, less an allowance for doubtful accounts.  On a periodic basis, the Company evaluates accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, based on a history of write offs and collections.  The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due.  A receivable is considered past due if payments have not been received within agreed upon invoice terms.   The Company provides an allowance for all receivables that are greater than 90 days old. Allowances for Doubtful Accounts totaled $6,864 and $0 at December 31, 2008 and 2007 respectively.  Write offs are recorded at a time when a customer receivable is deemed uncollectible.

Fixed Assets:

Fixed assets are stated at cost if purchased, or at fair value in a nonmonetary exchange, less accumulated depreciation.  Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations.  Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally five to seven years.  Leases that meet the requirements of SFAS No. 13 are capitalized and included in fixed assets.

Revenue Recognition:

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue will be recognized only when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists;
●	Ownership and all risks of loss have been transferred to buyer, which is generally upon shipment or at the time the service is provided;
●	The price is fixed and determinable; and
●	Collectibility is reasonably assured.

Earnings per Share:

Earnings per share (basic) is calculated by dividing the net income (loss) by the weighted average number of common shares outstanding for the period covered.  As the Company has no potentially dilutive securities, fully diluted earnings per share is identical to earnings per share (basic).

            Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

NOTE 2 – FIXED ASSETS

Fixed assets at December 31, 2008 and 2007 are as follows:

	December 31, 2008	December 31, 2007
Furniture & Equipment	$70,000	$70,000
Capitalized Leases	29,220	0
Gross Fixed Assets	99,220	70,000
Less: Accumulated Depreciation	(16,357)	(833)
Net Fixed Assets	$82,863	$69,167

Depreciation expense for the years ended December 31, 2008 and 2007, were $15,524 and $833, respectively.

NOTE 3 – CAPITALIZED AND OPERATING LEASES

The Company entered into a capitalized lease obligation during 2008 for a total of $29,220. Payments of $487 including principal and interest at 12% are due monthly through December 2011.

The Company leases a 1,200 square foot warehouse space on a month to month basis for $1,000 per month. Rent expense was $12,000 and $800 for the years ended December 31, 2008 and 2007, respectively.

NOTE 4 – COMMON STOCK

The Company is authorized to issue 25,000,000 preferred shares at a par value of $0.001 per share. These shares have full voting rights.  At December 31, 2008 and 2007, there were zero shares outstanding.

The Company is authorized to issue 50,000,000 common shares at a par value of $0.001 per share. These shares have full voting rights.  At December 31, 2008 and 2007, there were 7,000,000 shares outstanding.

NOTE 5 – INCOME TAXES

The Company has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.  Under SFAS No. 109, income tax expense consists of taxes payable for the year and the changes during the year in deferred assets and liabilities.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases and financial reporting bases of assets and liabilities.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The following table sets forth the significant components of the net deferred tax assets as of December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
Net operating loss carry forward	$43,933	$0
Total deferred tax assets	11,583	0
Less: valuation allowance	(11,583)	0
Net deferred tax assets	$-	$-

For the quarter ended December 31, 2008, income taxes were offset by the utilization of a portion of the net operating loss carryforward.

NOTE 6– RELATED PARTY TRANSACTIONS

The President and a Stockholder of the Company has advanced the Company $29,701 and $14,279 as of December 31, 2008 and 2007, respectively, for working capital. No interest is paid on this advance.

Under a contract with the Company beginning November 6, 2007 and ending December 31, 2009, the President provides general management services to the Company for $3,000 to $4,000 per month.  Expense incurred under this contract totaled $41,261 and $7,330 for the years ended December 31, 2008 and 2007, respectively.

NOTE 7– FINANCIAL CONDITION AND GOING CONCERN

The Company has minimal operations and has negative working capital of $33,000 and $71,000 as of December 31, 2008 and 2007, respectively. Because of this negative working capital and limited operating history and limited operations, the Company may require additional working capital to survive. The Company intends to raise additional working capital either through private placements or bank loans or sale of common stock. There are no assurances that the Company will be able to either of these. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital cannot be generated, the Company may not be able to continue its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 8 – NEW ACCOUNTING PRONOUNCEMENTS

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404 (b)”), as amended by SEC Release No. 33-8760 on December 15, 2006.  Commencing with the Company’s Annual Report for the year ending December 31, 2008, the Company is required to include a report of management on the Company’s internal control over financial reporting.  The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of its year-end and of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

In June 2008, the SEC approved a one year extension of the compliance data for smaller public companies to meet the Section 404 (b) auditor attestation requirement of the Sarbanes-Oxley Act regarding the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In 2007, the FASB issued the following:

-	SFAS No. 141(R): (Revised 2007), “Business Combinations”

-	SFAS No. 159: “The Fair Value Option for Financial Assets and Financial Liabilities”

-	SFAS No. 160: “Noncontrolling Interest in Consolidated Financial Statements”

In 2008, the FASB issued the following:

-	SFAS No. 161: “Disclosures about Derivative Instruments and Hedging Activities”

-	SFAS No. 162: “The Hierarchy of Generally Accepted Accounting Principles”

-	SFAS No. 163: “Accounting for Financial Guarantee Insurance Contracts”

Management has reviewed these new standards and believes that they have no material impact on the financial statements of the Company.

NOTE 9 – FAIR VALUE OF FINANCIAL INSTRUMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 was effective for financial assets and liabilities on January 1, 2008.  The FASB delayed the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008.     The adoption of SFAS No. 157 did not have a significant impact on the Company’s financial statements.

SFAS No. 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. The Standard classifies these inputs into the following hierarchy:

          Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

 Level 3 Inputs – Instruments with primarily unobservable value drivers.

As of December 31, 2008, the Company had no financial instruments with Level 1 or Level 2 Inputs.

The Company had one Level 3 input. Advances from stockholder totaled $29,701 and $14,279 at December 31, 2008 and 2007, respectively.   Due to the short maturity of these obligations (all less than two years), the carrying value of these notes approximates the fair value in all material respects.

As of December 31, 2008, the Company did not have any other financial instruments.

           No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this Prospectus.  If given or made, such other information or representation'; must not he relied upon as having been authorized by the Company or by any Underwriter.  This Prospectus does not constitute an offer to sell, or a solicitation of an otter to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

           TABLE OF CONTENTS
Prospectus Summary	4
Corporate Information	4
Summary Financial Data	4
Risk Factors	5
Forward Looking Statements	7
Dilution	9
Use of Proceeds	8
Plan of Distribution	11
Description of Business	12
Management’s Discussion and Plan of Operations	16
Description of Property	16
Director’s, Executive Officers and Significant Employees	19
Remuneration of Officers and Directors	19
Interest of Management and Others in Certain Transactions	20
Principal Shareholders	20
Significant Parties	20
Securities Being Offered	20
Relationship with Issuer of Experts Named in Registration Statement	20
Legal Proceedings	20
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	20
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	21
Legal Matters	21
Experts	21
Dividend Policy	21
Capitalization	21
Transfer Agent	21
Financial Statements	F-1

Until the 90th day after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.          Indemnification of Directors and Officers

          Our certificate of incorporation provides that the liability of our officers and directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada Revised Statutes, which includes elimination of liability for monetary damages for defense of civil or criminal actions. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article Nine of our Articles of Incorporation states:

The corporation shall indemnify the directors and officers of the corporation, and of any subsidiary of the corporation, to the full extent provided by the laws of the State of Nevada.
Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may advance expenses of such nature on any other terms and/or in any other manner authorized by law.

Item 2.          Other Expenses of Issuance and Distribution

All expenses, including all allocated general administrative and overhead expenses, related to the offering or the organization of the Company will be borne by the Company.

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum subscription amounts.

	Minimum	Maximum
SEC Filing Fee	$64	$64
Printing and Engraving Expenses	1,000	5,000
Legal Fees and Expenses	2,500	15,500
Edgar Fees	2,800	2,800
Accounting Fees and Expenses	3,000	3,000
Blue Sky Fees and Expenses	4,500	7,000
Miscellaneous	2,905	405
TOTAL	$16,769	$33,769

As more shares are sold, we anticipate legal fees to increase due to the likelihood of investors being from other states which could result in state blue sky securities filings. Although our legal fees are not contingent on the number of shares sold, it is likely that the legal fees will increase as our attorney will charge us for these filings. Also, as more shares are sold, our printing expenses will increase.

Item 3.        Undertakings
1(a)	Rule 415 Offering. If the small business issuer is registering securities under Rule 415 of the Securities Act (230.415 of this chapter), that the small business issuer will:
         (1)    File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
                (i)    Include any prospectus required by section 10(a)(3) of the Securities Act; and
                (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                (iii)    Include any additional or changed material information on the plan of distribution.
         (2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
         (3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
         (4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to his registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

           Registrant hereby undertakes to request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act:

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           In the event that a claim for indemnification against such liabilities (other than payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter ahs been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

   1(b)            If the small business issuer is subject to Rule 430C, for the purpose of determining liability to any purchaser, the small business issuer will:

For each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Item 4.          Unregistered Securities Issued or Sold Within One Year

       In September 2007, the Company issued 7,000,000 shares of common stock in exchange for 100 % of the outstanding common stock of Hall Tees, LLC, a Texas corporation established in 2007. Of the 7,000,000 shares issued, the President received 6,450,000 shares and two other investors received 250,000 and 300,000, each receiving their stock for their respective ownership in Hall Tees, LLC, the Texas corporation. At the date of exchange, the equity received for these shares was $70,000. This stock was issued under the exemption under the Securities Act of 1933, section 4(2); this section states that transactions by an issuer not involving any public offering is an exempted transaction. The company relied upon this exemption because in a private transaction in September 2007, the shareholders of a private corporation received their respective shares for their ownership of Hall Tees, LLC which they received for equity in that company of $70,000. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or otherwise transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Rowlett, State of Texas, on December 4, 2009.

Hall Tees, Inc.

By: /s/ WilliamLewis
William Lewis, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates stated.

Signature	Title	Date

/s/ William Lewis	President, Secretary, Treasurer, Director	December 4 , 2009
William Lewis

/s/ William Lewis	Chief Executive Officer	December 4, 2009
William Lewis

/s/ William Lewis	Chief Financial Officer	December 4 , 2009
William Lewis

/s/ William Lewis	Chief Accounting Officer	December 4 , 2009
William Lewis

Item 5.       Exhibit

The following Exhibits are filed as part of the Registration Statement:

Exhibit No.	Identification of Exhibit
2.1*	-Articles of Incorporation
2.4*	-By Laws
3.1*	-Specimen Stock Certificate
4.1*	-Form of Subscription Agreement
10.1*	-Combination Agreement
10.2*	-Loan Agreement
10.3*	-Consulting Agreement
10.4*	-Capital Lease Agreement
22.1*	-Subsidiaries of the Registrant
23.1	-Consent of EFP Rotenberg, LLP
23.2*	-Opinion and Consent of The Law Firm of J Hamilton McMenamy, P.C.
16.1	-Letter from Former Independent Registered Public Accounting Firm

* Filed previously